Exhibit (a)(1)(C)
ACTEL CORPORATION
OFFER TO EXCHANGE OPTIONS
ELECTION FORM
     Before signing this election form, please make sure you have received, read and understand the documents that make up this offer, including: (1) the Offer to Exchange Certain Outstanding Options for Restricted Stock Units (referred to as the offer to exchange); (2) the memo from Dave Van De hey and Barbara McArthur dated December 1, 2005; (3) this election form; and (4) the withdrawal form. The offer is subject to the terms of these documents as they may be amended. The offer provides eligible employees who hold eligible stock options the opportunity to exchange these options for restricted stock units as set forth in Section 2 of the offer. This offer expires at 5:00 p.m., Pacific Time, on January 3, 2006, unless extended. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.
     In accordance with the terms outlined in the offer documents, the number of restricted stock units you receive will be based on the exchange ratios set forth in Section 2 of the offer to exchange. If you participate in this offer, you must exchange all outstanding options granted to you by Actel with an exercise price per share equal to or greater than $19.73. Each restricted stock unit will vest in accordance with the schedule described in Section 9 of the offer to exchange. Vesting on any date is subject to your continued service to Actel through each relevant vesting date. You will lose your rights to all exchanged options that are cancelled under the offer. BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.
     If you would like to participate in this offer, please indicate your election by checking the box below and completing and signing this election form. Please be sure to follow the instructions, which are attached.
     ☐    Yes, I wish to tender for exchange each of my eligible options, which includes all options granted to me with an exercise price per share equal to or greater than $19.73. Unless I properly withdraw this election, all of my eligible options will be irrevocably cancelled on January 3, 2006.

Employee Signature	Date and Time

Employee Name (Please Print)	E-mail Address
RETURN TO JENNY TISCAREÑO NO LATER THAN 5:00 P.M., PACIFIC TIME,
ON JANUARY 3, 2006 BY FACSIMILE AT (650) 318-2550 OR BY HAND DELIVERY TO:
JENNY TISCAREÑO
ACTEL CORPORATION
2061 STIERLIN COURT
MOUNTAIN VIEW, CA 94043

     You may withdraw this election by submitting a properly completed and signed withdrawal form which was previously provided to you, and faxing it to Jenny Tiscareño, our Manger, Compensation, Benefits and HRIS, at fax number (650) 318-2550, or by delivering it by hand to Jenny Tiscareño at Actel Corporation, 2061 Stierlin Court, Mountain View, CA 94043 before 5:00 p.m., Pacific Time, on January 3, 2006. Only responses that are complete, signed and actually received by Jenny Tiscareño by the deadline will be accepted. Responses submitted by any other means, including interoffice or U.S. mail or other post and Federal Express are not permitted.

ACTEL CORPORATION
OFFER TO EXCHANGE OPTIONS
INSTRUCTIONS TO THE ELECTION FORM
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER
1.  Delivery of Election Form.
     A properly completed and signed original of this election form (or a facsimile of it) must be received by Jenny Tiscareño, our Manger, Compensation, Benefits and HRIS, at fax number (650) 318-2550, or by delivering it by hand to Jenny Tiscareño at Actel Corporation, 2061 Stierlin Court, Mountain View, CA 94043 on or before 5:00 p.m., Pacific Time, on January 3, 2006 (referred to as the expiration date).
     The delivery of all required documents, including election forms, is at your risk. Delivery will be deemed made only when actually received by Actel. You may fax the completed form to Jenny Tiscareño at fax number (650) 318-2550 or hand deliver it to Jenny Tiscareño our Manager, Compensation, Benefits and HRIS, Actel Corporation, 2061 Stierlin Court, Mountain View, CA 94043. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your election form by e-mail within two (2) U.S. business days. If you have not received such an e-mail confirmation, it is your responsibility to ensure that your election form has been received by January 3, 2006. Only responses that are complete, signed and actually received by Jenny Tiscareño by the deadline will be accepted. Responses submitted by any other means, including interoffice or U.S. mail or other post and Federal Express are not permitted.
     Our receipt of your election form is not by itself an acceptance of your options for exchange. For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of when we give oral or written notice to the option holders generally of our acceptance for exchange of such options, which notice may be made by press release, e-mail or other method of communication.
     Actel will not accept any alternative, conditional or contingent tenders. Although it is our intent to send you an e-mail confirmation of receipt of this election form, by signing this election form, you waive any right to receive any notice of the receipt of the tender of your options, except as provided for in the offer to exchange. Any confirmation of receipt sent to you will merely be a notification that we have received your election form and does not mean that your options have been cancelled. Your options that are accepted for exchange will be cancelled on the same U.S. business day as the expiration of the offer, which cancellation is scheduled to be January 3, 2006.
2.  Withdrawal and Additional Tenders.
     Tenders of options made through the offer may be withdrawn at any time before 5:00 p.m., Pacific Time, on January 3, 2006. If Actel extends the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, although Actel currently intends to accept your validly tendered options promptly after the expiration of the offer, if we have not accepted your options by 9:00 p.m., Pacific Time, on January 27, 2006, you may withdraw your tendered options at any time thereafter. To withdraw tendered options you must deliver a signed and dated withdrawal form, with the required information, by faxing it to Jenny Tiscareño, our Manger, Compensation, Benefits and HRIS, at fax number (650) 318-2550, or by delivering it by hand to Jenny Tiscareño at Actel Corporation, 2061 Stierlin Court, Mountain View, CA 94043 while you still have the right to withdraw the tendered options. You may not rescind any withdrawal and any eligible options withdrawn will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange those options before the expiration date. To re-elect to exchange your withdrawn options, you must submit a new election form to Jenny Tiscareño, our Manger, Compensation, Benefits and HRIS, at fax number (650) 318-2550, or by delivering it by hand to Jenny Tiscareño at Actel Corporation, 2061 Stierlin Court, Mountain View, CA 94043 before the expiration date by following the procedures described in these instructions. Your new election form must include the required information regarding all of the options you want to exchange and must be signed and clearly dated after the date of your original election form and any withdrawal form you have submitted. Upon the receipt of such a new, properly filled out, signed and dated election form, any previously submitted election form or withdrawal form will be disregarded and will be considered replaced in full by the new election form. You will be bound by the last properly submitted election form or withdrawal form we receive prior to the expiration date.
3.  Tenders.
     If you intend to tender options through the offer, you must tender all of your eligible options, except as noted herein.
     You may not pick and choose which of your eligible option grants you wish to exchange. If you have exercised a portion of an eligible option, your election will apply to the portion that remains outstanding and unexercised. However, if an eligible option is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage), only the portion beneficially owned by the eligible employee may be tendered in the offer to exchange; such portion must be tendered for all remaining outstanding shares.
4.  Signatures on this Election Form.
     If this election form is signed by the holder of the options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.
     If this election form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Actel of the authority of that person to act in that capacity must be submitted with this election form.
5.  Other Information on This Election Form.
     In addition to signing this election form, you must print your name and indicate the date and time at which you signed. You must also include a current e-mail address.
6.  Requests for Assistance or Additional Copies.
     Any questions may be directed to David L. Van De Hey at (650) 318-4429. Any requests for additional copies of the offer to exchange or this election form may be directed to Jenny Tiscareño at (650) 318-7564. Copies will be furnished promptly at Actel’s expense.

7.  Irregularities.
     We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. This offer is contingent on a minimum of 3,000,000 options being tendered for exchange. We will accept all properly tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.
     Important: The election form (or a facsimile copy of it) together with all other required documents must be received by faxing it to Jenny Tiscareño, our Manger, Compensation, Benefits and HRIS, at fax number (650) 318-2550, or by delivering it by hand to Jenny Tiscareño at Actel Corporation, 2061 Stierlin Court, Mountain View, CA 94043, on or before 5:00 p.m., Pacific Time, on January 3, 2006.
8.  Additional Documents to Read.
     You should be sure to read the offer, all documents referenced therein, and the memo from Dave Van De Hey and Barbara McArthur dated December 1, 2005, before deciding to participate in the offer.
9.  Important Tax Information.
     You should refer to Section 14 of the offer, which contains important federal income tax information. We also recommend that you consult with your personal advisors before deciding whether or not to participate in this offer.